Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
August 2, 2006	Don Olsen	John Heskett
The Woodlands, TX	(281) 719-4175	(801) 584-5768

HUNTSMAN RELEASES SECOND QUARTER 2006 RESULTS

IMPROVED BUSINESS PERFORMANCE AND GAINS RELATED
TO DIVESTMENT AND ACQUISITION TRANSACTIONS
RESULT IN RECORD NET INCOME OF $262.9 MILLION

COMPANY REPOSITIONS PORTFOLIO BY COMPLETING TWO MAJOR
TRANSACTIONS DURING THE QUARTER

Highlights

•                  Revenues for the second quarter of 2006 were $3,343.9 million as compared to $3,339.5 million in the second quarter of 2005 and $3,187.7 million in the first quarter of 2006.

•                  Second quarter 2006 net income was $262.9 million or $1.13 per diluted share.  Summarized results are as follows:

	Three months ended
In millions, except per share amounts	June 30, 2006	June 30, 2005	March 31, 2006

Net income	$262.9	$112.7	$69.0
Adjusted net income from continuing operations	$123.4	$169.5	$76.6

Diluted income per share	1.13	0.48	0.30
Adjusted diluted income per share from continuing operations	0.53	0.73	0.33

EBITDA	$499.3	$366.3	$281.2
Adjusted EBITDA	$362.4	$429.9	$292.3

                See end of press release for important explanations

•                  In the second quarter of 2006 we completed the acquisition of Ciba Specialty Chemicals’ Textile Effects division and the sale to Texas Petrochemicals LP of certain of our North American butadiene and MTBE assets.  We recorded approximately $138.6 million in net of tax gains related to these two transactions in the second quarter.

•                  Second quarter 2006 Adjusted EBITDA was impacted by an estimated $47 million in lost margin due to business interruption related to the outage at the Port Arthur, Texas olefins plant beginning April 29, 2006.

The Woodlands, TX -Huntsman Corporation (NYSE:HUN) today reported second quarter 2006 EBITDA of $499.3 million including net gains of $136.9 million related to the gain on disposition of assets,  extraordinary gain on the acquisition of a business, loss due to the Port Arthur outage, legal and contract settlements, loss on the sale of accounts receivable securitization program, discontinued operations, and restructuring, impairment and plant closing credits resulting in Adjusted EBITDA of $362.4 million. This compares to EBITDA in the second quarter of 2005 of $366.3 million including $63.6 million of charges related to discontinued operations, restructuring, impairment and plant closing costs, loss on the sale of accounts receivable securitization program, and loss on the early extinguishment of debt, resulting in Adjusted EBITDA of $429.9 million.

Net income was $262.9 million for the second quarter of 2006 including net of tax gains of $89.6 million on dispositions of assets, $50.5 million for an extraordinary gain on the acquisition of a business, $8.8 million for legal and contract settlements, and $0.1 million for restructuring, impairment and plant closing credits, as well as net of tax charges of $9.2 million for loss due to the Port Arthur outage, and $0.3 million in net of tax losses from discontinued operations.  Adjusted net income from continuing operations, which excludes these items, was $123.4 million.  This compares to net income of $112.7 million in the second quarter of 2005 including net of tax charges of $40.4 million from discontinued operations, $14.4 million for restructuring, impairment and plant closing costs, and $2.0 million for early extinguishment of debt.  Adjusted net income from continuing operations, which excludes these items, was $169.5 million.

As previously reported our Port Arthur, Texas olefins manufacturing plant with an annual capacity of 1.4 billion pounds of ethylene, 800 million pounds of propylene, 680 million pounds of cyclohexane and 460 million pounds of benzene experienced a major fire on April 29, 2006.  With the exception of the cyclohexane unit, which was restarted on June 9, 2006, the operations at the site remain shut down.  In addition to the $9.2 million net of tax charge, the second quarter 2006 was also impacted by an estimated $47 million in lost margin due to business interruption related to the outage at the Port Arthur, Texas olefin manufacturing plant.  We carry normal and customary insurance coverage subject to deductibles, which in this case are $10 million for property damage and 60 days for business interruption.

Peter R. Huntsman, President and CEO, stated,  “We are pleased that our Adjusted EBITDA improved by 24% and adjusted net income per diluted share improved by 61% compared to the first quarter of 2006.  We continue to experience strong global demand for most of our products, particularly in our differentiated business.  Notably, our sales volumes for MDI improved by 16% as compared to the first quarter and profitability in our Performance Products division improved across all major product lines.  As expected, stronger pricing dramatically improved margins in our European base chemicals business.   As we look to the second half of 2006, we remain concerned about high and volatile raw material and energy costs and the potential impact that these high prices will have on global macroeconomic conditions, but have a growing confidence that our business today is becoming less dependent on commodity-based raw materials.

“The successful sale of certain of our U.S. butadiene and associated MTBE business, and the acquisition of Ciba’s Textile Effects division are significant steps in our ongoing corporate strategy to realign an increasingly differentiated portfolio.  We continue to make good progress in relation to the pursuit of the strategic alternatives which have been previously announced.  We remain committed to further action and would expect to announce additional developments in the near future.

“We intend to rebuild our damaged Port Arthur, Texas olefins manufacturing plant.  Mechanical inspection, detailed engineering and preparation of the final project scope, as well as the estimates to rebuild are nearing completion.  We anticipate restarting the plant early in the second quarter of 2007.

“Finally, we are in the final stages of commissioning our Chinese MDI joint venture.  This world-scale state of the art facility strengthens our ability to competitively supply our customers in the critical Chinese market with products manufactured locally and will support the double digit demand growth that we believe this region will continue to experience.”

Huntsman Corporation

Operating Results

	Three months ended June 30,		Six months ended June 30,
In millions	2006	2005	2006	2005(1)

Revenues	$3,343.9	$3,339.5	$6,531.6	$6,688.8
Cost of goods sold	2,885.7	2,830.1	5,695.0	5,590.2
Gross profit	458.2	509.4	836.6	1,098.6
Operating expenses	113.6	201.5	316.7	432.2
Restructuring, impairment and plant closing costs	9.2	18.8	17.0	29.2
Operating income	335.4	289.1	502.9	637.2
Interest expense, net	(94.6)	(101.1)	(181.4)	(240.7)
Loss on accounts receivable securitization program	(5.3)	(2.4)	(8.1)	(5.6)
Equity in income of unconsolidated affiliates	1.4	2.9	2.1	5.2
Other non-operating income (expense)	0.4	(6.5)	0.1	(235.8)
Income from continuing operations before income taxes and minority interest	237.3	182.0	315.6	160.3
Income tax expense	(24.3)	(29.0)	(32.7)	(61.1)
Minority interests in subsidiaries’ income	(0.3)	0.1	(0.7)	0.1
Income from continuing operations	212.7	153.1	282.2	99.3
Loss from discontinued operations, net of tax(2)	(0.3)	(40.4)	(0.8)	(43.0)
Extraordinary gain on the acquisition of a business, net of tax(3)	50.5	—	50.5	—
Cumulative effect of change in accounting principle, net of tax (4)	—	—	—	4.0
Net income	262.9	112.7	331.9	60.3
Preferred dividends(5)	—	—	—	(43.1)
Net income available to common stockholders	$262.9	$112.7	$331.9	$17.2

Net income	$262.9	$112.7	$331.9	$60.3
Interest expense, net	94.6	101.1	181.4	240.7
Income tax expense(4,7)	24.3	29.0	32.7	63.0
Depreciation and amortization	117.5	123.5	234.5	249.4
EBITDA(6)	499.3	366.3	780.5	613.4

Loss on accounts receivable securitization program	5.3	2.4	8.1	5.6
Legal and contract settlements	(8.8)	—	(8.8)	—
Loss on early extinguishment of debt	—	2.0	—	235.0
Loss due to the Port Arthur outage (write off of impaired assets)	9.4	—	9.4	—
Other restructuring, impairment and plant closing (credits) costs	(0.2)	18.8	7.6	29.2
Gain on dispositions of assets(7)	(92.4)	—	(92.4)	—
Loss from discontinued operations, net of tax(2)	0.3	40.4	0.8	43.0
Extraordinary gain on the acquisition of a business, net of tax(3)	(50.5)	—	(50.5)	—
Cumulative effect of change in accounting principle(4)	—	—	—	(5.9)
Adjusted EBITDA(6)	$362.4	$429.9	$654.7	$920.3

See end of press release for footnote explanations

We compute Adjusted EBITDA to eliminate the impact of losses on the sale of accounts receivable related to our securitization program, legal and contract settlements, losses on early extinguishment of debt, loss due to the Port Arthur outage, restructuring, impairment and plant closing (credits) costs, gain on dispositions of assets, discontinued operations, extraordinary gain on the acquisition of a business, and the cumulative effect of changes in accounting principle in order to provide investors with a more meaningful measure of our operational performance.  We compute adjusted net income from continuing operations by eliminating the after tax impact of preferred dividends, legal and contract settlements, losses on the early extinguishment of debt, loss due to the Port Arthur outage, restructuring, impairment and plant closing (credits) costs, gain on dispositions of assets, discontinued operations, extraordinary gain on the acquisition of business, and the cumulative effect of changes in accounting principle.  See footnote (6) at the end of this press release for more information on EBITDA, Adjusted EBITDA and adjusted net income from continuing operations.

Huntsman Corporation

Reconciliation of Adjusted Net Income from Continuing Operations

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2006	2005	2006	2005(1)

Net income available to common stockholders	$262.9	$112.7	$331.9	$17.2
Preferred dividends(5)	—	—	—	43.1
Net income	262.9	112.7	331.9	60.3

Adjustments net of tax:
Legal and contract settlements	(8.8)	—	(8.8)	—
Loss on early extinguishment of debt	—	2.0	—	235.0
Loss due to the Port Arthur outage (write off of impaired assets)	9.2	—	9.2	—
Other restructuring, impairment and plant closing (credits) costs	(0.1)	14.4	7.0	22.7
Gain on dispositions of assets(7)	(89.6)	—	(89.6)	—
Loss from discontinued operations(2)	0.3	40.4	0.8	43.0
Extraordinary gain on the acquisition of a business, net of tax(3)	(50.5)	—	(50.5)	—
Cumulative effect of change in accounting principle(4)	—	—	—	(4.0)
Adjusted net income from continuing operations(6)	$123.4	$169.5	$200.0	$357.0

Basic income per share	$1.19	$0.51	$1.50	$0.08
Diluted income per share	$1.13	$0.48	$1.42	$0.08

Adjusted diluted income per share from continuing operations(6)	$0.53	$0.73	$0.86	$1.53

Common share information(8):
Basic shares outstanding	220.6	220.5	220.6	220.5
Diluted shares	233.2	233.0	233.1	220.5

Diluted shares for adjusted income per share from continuing operations	233.2	233.0	233.1	233.0

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended June 30,		Six months ended June 30,
In millions	2006	2005	2006	2005(1)

Segment Revenues:
Polyurethanes	$925.1	$894.7	$1,734.2	$1,774.6
Materials and Effects	320.7	310.5	627.9	622.0
Performance Products	520.1	534.3	1,010.4	1,055.0
Pigments	276.0	267.7	534.8	530.9
Polymers	453.8	408.2	893.2	821.8
Base Chemicals	1,070.8	1,110.9	2,161.4	2,297.9
Eliminations	(222.6)	(186.8)	(430.3)	(413.4)
Total	$3,343.9	$3,339.5	$6,531.6	$6,688.8

Segment EBITDA (6):
Polyurethanes	$180.5	$155.6	$339.7	$341.3
Materials and Effects	33.9	45.2	68.8	94.2
Performance Products	73.7	65.6	119.3	132.5
Pigments	31.8	24.6	65.1	63.9
Polymers	31.7	32.5	66.9	77.4
Base Chemicals	141.9	81.5	162.0	243.1
Corporate and other	5.8	(38.7)	(41.3)	(339.0)
Total	$499.3	$366.3	$780.5	$613.4

Segment Adjusted EBITDA(6) :
Polyurethanes	$172.0	$198.2	$329.5	$388.4
Materials and Effects	33.6	44.6	70.8	93.6
Performance Products	70.8	65.9	117.4	133.8
Pigments	31.9	39.0	67.7	81.2
Polymers	32.5	33.5	71.2	80.3
Base Chemicals	61.1	83.1	81.8	247.4
Corporate and other	(39.5)	(34.4)	(83.7)	(104.4)
Total	$362.4	$429.9	$654.7	$920.3

Three Months Ended June 30, 2006 as Compared to Three Months Ended June 30, 2005

Revenues for the three months ended June 30, 2006, increased slightly to $3,343.9 million, from $3,339.5 million during the same period in 2005.  Revenues increased in our Polyurethanes, Materials and Effects, and Pigments segments due primarily to increased sales volumes whereas revenues increased in our Polymers segment due to higher average selling prices and higher sales volumes.  Revenues decreased in our Performance Products and Base Chemicals segments primarily due to lower sales volumes resulting from the outage at our Port Arthur, Texas olefins manufacturing plant.

For the three months ended June 30, 2006, we generated EBITDA of $499.3 million, which included $92.4 million of gain on dispositions of assets, $50.5 million of extraordinary gain on the acquisition of a business, $9.4 million of loss due to the Port Arthur outage, $8.8 million of legal and contract settlement credits, $5.3 million of loss on the sale of accounts receivable, $0.3 million loss from discontinued operations, and $0.2 million of restructuring, impairment and plant closing credits.  This compares to  EBITDA for the three months ended June 30, 2005, of $366.3 million, which included net of tax loss from discontinued operations of $40.4 million, $18.8 million of restructuring, impairment and plant closing costs, $2.4 million of loss on the sale of accounts receivable, and $2.0 million of loss from the early extinguishment of debt.  Adjusted

EBITDA for the three months ended June 30, 2006 was $362.4 million, a decrease compared to $429.9 million for the same period in 2005.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended June 30, 2006 compared to the same period in 2005 was primarily due to higher MDI sales volumes, partially offset by lower MTBE sales volumes.  MDI sales volumes increased 11% as a result of strong demand in insulation related construction applications, whereas MDI average selling prices decreased 9% compared to the record high prices in the comparable period 2005 due to pricing pressures in Asia, the strengthening of the U.S. dollar against the relevant European currencies and the expectation of new industry capacity.

The increase in EBITDA in the Polyurethanes segment was primarily the result of lower losses from our discontinued TDI operations of $40.1 million and a gain of $8.8 million in the 2006 period related to an insurance recovery.  This was partially offset by lower margins resulting from higher raw material and energy costs.  During the three months ended June 30, 2006 the Polyurethanes segment recorded restructuring and plant closing costs of nil as compared to $2.2 million in for the comparable period in 2005.

Materials and Effects

The increase in revenues in the Materials and Effects segment for the three months ended June 30, 2006 compared to the same period in 2005 was primarily the result of higher sales volumes which increased by approximately 8%, partially offset by a decrease in average selling prices.  Sales volumes in Europe and Asia increased as a result of improved demand and the introduction of new products.  Average selling prices in Europe and Asia decreased due to changes in product mix and market pressure particularly in more competitive markets such as construction, coatings, wind and electronics.  Average selling prices also declined due to the strength of the U.S. dollar against the relevant European currencies.

The decrease in EBITDA in the Materials and Effects segment was primarily the result of higher SG&A and other business support costs and adverse foreign currency exchange impacts related to our business in certain foreign jurisdictions.  During the three months ended June 30, 2006 the Materials and Effects segment recorded restructuring and plant closing credits of $0.3 million as compared to $0.6 million for the comparable period in 2005.

Performance Products

The decrease in revenues in the Performance Products segment for the three months ended June 30, 2006 compared to the same period in 2005 was primarily the result of lower sales volumes in certain product lines, partially offset by higher average selling prices.  Sales volumes decreased 9% primarily due to reduced sales of ethylene glycols and certain surfactants.  During the second quarter of 2006, we idled the majority of our ethylene glycol production capacity due to the outage at our Port Arthur, Texas olefins manufacturing plant.  Overall, average selling prices increased by 7% in response to higher raw material and energy costs, partially offset by the strength of the U.S. dollar against the relevant European currencies.

The increase in EBITDA in the Performance Products segment was due primarily to higher margins as average selling prices increased more than raw material and energy costs.  During the three months ended June 30, 2006 the Performance Products segment recorded restructuring and plant closing credits of $1.4 million as compared to charges of $0.3 million for the comparable period in 2005.

Pigments

The increase in revenues in the Pigments segment for the three months ended June 30, 2006 compared to the same period in 2005 was primarily due to a 5% increase in sales volumes, partially offset by a 2% decrease in average selling prices.  Sales volumes increased primarily due to stronger demand in Europe and the Asia-Pacific region.  Average selling prices decreased primarily in Europe because of pricing pressure and the strength of the U.S. dollar against the relevant European currencies.

The decrease in EBITDA in the Pigments segment was primarily the result of lower margins related to the decrease in average selling prices and higher raw material and energy costs.  During the three months ended June 30, 2006, the Pigments segment recorded restructuring and plant closing charges of $0.1 million as compared to $14.4 million for the comparable period in 2005.

Polymers

The increase in revenues in the Polymers segment for the three months ended June 30, 2006 compared to the same period in 2005 was primarily the result of an 9% increase in average selling prices due to tighter market conditions and in response to higher raw material and energy costs.  Sales volumes increased due to improved customer demand for our polyethylene and polypropylene products.

The decrease in EBITDA in the Polymers segment was primarily the result of lower margins as raw material and energy costs increased more than average selling prices.  During the three months ended June 30, 2006 the Polymers segment recorded restructuring, impairment and plant closing charges of $0.8 million as compared to $1.0 million for the comparable period in 2005.

Base Chemicals

The decrease in revenues in the Base Chemicals segment for the three months ended June 30, 2006 as compared to the same period in 2005 was primarily the result of lower sales volumes resulting from the outage at our Port Arthur, Texas olefins manufacturing plant and lower demand.  Lower sales volumes were partially offset by an increase in average selling prices in response to higher raw material and energy costs.

The increase in EBITDA in the Base Chemicals segment was primarily the result of the $90.9 million pretax gain related to the sale of our U.S. butadiene and MTBE business partially offset by lower margins as higher average selling prices were more than offset by higher raw materials and energy costs.  Adjusted EBITDA was impacted by an estimated $47 million in lost margin due to business interruption related to the outage at the Port Arthur, Texas olefins plant beginning April 29, 2006.  During the three months ended June 30, 2006, the Base Chemicals segment recorded restructuring, impairment and plant closing charges and loss due to the Port Arthur fire and related outage (including write-off of impaired assets) of $10.1 million as compared to charges of $1.6 million for the comparable period in 2005.

Corporate and Other

Corporate and other items include unallocated corporate overhead, loss on the sale of the accounts receivable, unallocated foreign exchange gains and losses, losses on the early extinguishment of debt, other non-operating income and expense, minority interest, unallocated restructuring and reorganization costs, extraordinary gain on the acquisition of a business, and the cumulative effect of change in accounting principle.  In the second quarter of 2006, the total of these items improved by $44.5 million as compared to the 2005 period.  The improvement primarily resulted from a $50.5 million extraordinary gain on the acquisition of Ciba’s Textile Effects business.

Liquidity, Capital Resources and Outstanding Debt

On June 30, 2006, we entered into an amendment to our existing secured credit facility to provide for an additional $100 million of term B loans on the same terms as our existing term B loans.  In July we borrowed these additional term B loans and used them to redeem all of our $100 million outstanding senior floating rate notes due 2011.  Borrowings under the term B loans are currently at LIBOR plus 1.75% as compared with LIBOR plus 7.25% on the redeemed senior floating rate notes.

In July 2006, we completed a repurchase of $37.5 million of our 9.875% senior notes due 2009 and on July 14, 2006, we issued a partial redemption notice to redeem $62.5 million of these 2009 senior notes at a call price of 104.9375%.   In addition, on August 1, 2006, we voluntarily prepaid $50 million of term loan B using available liquidity.

As of June 30, 2006, we and our subsidiaries had approximately $1,065 million in combined cash and unused borrowing capacity, including approximately $33 million restricted cash paid out on July 3, 2006,  to complete funding of the Textile Effects acquisition.  Adjusted for this payment for the Textile Effects acquisition and the financing activities described above, total liquidity as of June 30, 2006 would be $882 million.

For the six months ended June 30, 2006, total capital expenditures were approximately $211 million compared to $129 million for the same period in 2005.  The increase in capital spending is primarily attributable to capital expenditures on our Wilton, UK LDPE facility of approximately $88 million as compared to approximately $9 million for the same period in 2005.   Excluding capital expenditures that will be required to repair our Port Arthur, Texas olefins facility, we expect to spend approximately $575 million on capital projects in 2006, including approximately $200 million in capital expenditures on our LDPE facility at Wilton, UK.

Below is our outstanding debt:

In millions	June 30, 2006	December 31, 2005

Debt: (9)
Senior Secured Credit Facilities	$2,056.0	$2,099.3
Secured Notes	293.8	293.6
Unsecured Notes	752.1	752.7
Subordinated Notes	1,180.3	1,145.2
Other Debt	149.9	167.1
Total Debt	4,432.1	4,457.9

Total Cash and Restricted Cash	233.0	142.8

Net Debt	$4,199.1	$4,315.1

Conference Call Information

We will hold a telephone conference to discuss our second quarter 2006 results on Wednesday, August  2, 2006 at 11:00 a.m. EDT

Call-in number for U.S. participants:	(866) 800 - 8651
Call-in number for international participants:	(617) 614 - 2704
Participant access code:	93232660

The conference call will be available via webcast and can be accessed from the investor relations portion of our website at http://www.huntsman.com.

The conference call will be available for replay beginning August 2, 2006 and ending August 9, 2006.

Call-in numbers for the replay:

Within the U.S.:

(888) 286 - 8010

International:	(617) 801 - 6888
Access code for replay:	81899738

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  Accordingly, there can be no assurance the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

(1)          The 2005 financial data includes the data of our predecessor Huntsman Holdings, LLC which became our wholly-owned subsidiary on February 16, 2005 in connection with our initial public offering.

(2)          On July 6, 2005 we completed the sale of our toluene di-isocyanate (TDI) business to BASF.  We recognized net of tax losses from discontinued operations of $0.3 and $40.4 million for the three months ended June 30, 2006 and 2005, respectively.

(3)          On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172.1 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary gain recorded was $50.5 million of which taxes were not applicable because the gain was recorded in purchase accounting.

(4)          In 2005, we accelerated the date for actuarial measurement of our pension and postretirement benefit obligations from December 31 to November 30.  We believe the one-month acceleration improves internal control procedures by allowing more time for review. The effect of this change resulted in a cumulative effect of change in accounting principle credit, net of tax, of $4.0 million for the six months ended June 30, 2005. The income tax expense associated with this change for the 2005 period was $1.9 million.

(5)          For the six months ended June 30, 2005, preferred dividends represent all of the dividends that were declared and will become payable from the issuance of our 5% mandatory convertible preferred stock until the mandatory conversion date.

(6)          EBITDA is defined as net income before interest, income taxes, and depreciation and amortization. We believe that EBITDA enhances an investor’s understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. (“GAAP”).  Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization.  Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry.  For example, interest expense can be highly dependent on the company’s capital structure, debt levels and credit ratings.  Therefore, the impact of interest expense on earnings can vary significantly among companies.  In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets.  This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.  Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization.  EBITDA excludes interest expense.  Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue.  Therefore, any measure that excludes interest expense has material limitations.  EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense.  Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue.  Therefore, any measure that excludes depreciation and amortization expense has material limitations.  Our management compensates for the limitations of EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions.  For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments.  Our management also uses trade working capital to evaluate our investment in receivables and inventory, net of payables.  Adjusted EBITDA is computed by eliminating from EBITDA loss due to the Port Arthur outage, gains and losses from discontinued operations, restructuring, impairment and reorganization (credits) costs, losses on the sale of accounts receivable to our securitization program, legal and contract settlements, losses from early extinguishment of debt, extraordinary gain on the acquisition of a business, cumulative effect of changes in accounting principle, and gain on dispositions of assets and is used to provide a more meaningful measure of operational performance.  Adjusted net income from continuing operations is computed by eliminating the after tax impact of losses from discontinued operations, preferred dividends, loss due to the Port Arthur outage, legal and contract settlements, restructuring, impairment and plant closing (credits) costs, losses on the early extinguishment of debt, extraordinary gain on the acquisition of a business, cumulative effect of changes in accounting principle, and gain on dispositions of assets.    We believe that net income is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA, Adjusted EBITDA and adjusted net income from continuing operations.  Listed below is a reconciliation of our first quarter 2006 results:

Three months ended
In Millions, Except Per Share Amounts	March 31, 2006

Net income	$69.0
Interest expense, net	86.8
Income tax expense	8.4
Depreciation and amortization	117.0
EBITDA	281.2

Loss on accounts receivable securitization program	2.8
Restructuring, impairment and plant closing costs	7.8
Loss from discontinued operations, net of tax	0.5
Adjusted EBITDA	$292.3

Net income	$69.0

Adjustments net of tax:
Restructuring, impairment and plant closing costs	7.1
Loss from discontinued operations	0.5
Adjusted net income from continuing operations	$76.6

Diluted income per share	$0.30
Adjusted diluted earnings per share from continuing operations	$0.33

Diluted shares for adjusted earnings per share from continuing operations	233.1

(7)          On June 27, 2006 we sold the assets comprising certain of our U.S. butadiene and MTBE business.  During the second quarter 2006 we recognized a gain on disposition of assets of $90.9 million, the income tax impact of which was $2.8 million.  We expect to recognize an additional pre tax gain of $70 million which is contingent upon the restart of our Port Arthur, Texas olefins manufacturing plant and the related resumption of crude butadiene supply to the sold facility; provided that we achieve certain intermediate steps toward restarting the plant and that the restart occurs within 30 months of closing the asset sale.  The final purchase price also remains subject to a customary post-closing working capital adjustment.  On June 1, 2006 we sold the real estate assets of our former Guelph, Ontario manufacturing plant, and recognized a gain on disposition of assets during the second quarter of $1.5 million, the income tax impact of which was nil.

(8)          For the six months ended June 30, 2005 shares outstanding reflect the company’s reorganization transaction and initial public offering in February 2005 as if it occurred at the beginning of the period.

(9)          Excludes $299.2 million and $302.3 million of off-balance sheet financing obtained under the accounts receivable securitization program as of June 30, 2006, and December 31, 2005, respectively.